Exhibit 99.2

Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	January 26, 2024
IMMEDIATE

Moog Inc. Announces Increased Cash Dividend

East Aurora, NY – The Board of Directors of Moog Inc. (NYSE: MOG.A and MOG.B) declared a quarterly dividend of $0.28 per share on the Company’s issued and outstanding shares of Class A and Class B common stock, a 4% increase over the previous quarter’s dividend. The dividend will be paid on February 27, 2024 to all shareholders of record as of the close of business on February 9, 2024.

The dividend represents a use of cash of approximately $9 million. Future declarations of quarterly dividends are subject to the determination and discretion of Moog’s Board of Directors.

About Moog Inc.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, defense systems, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Contact: Aaron Astrachan
716.687.4225